Exhibit 16

May 10, 2004

Securities and Exchange Commission

Washington, D.C. 20549

To whom it may concern:

We have read item 4 of Form 8-K of Expertise Technology Innovation, Inc. dated May 4, 2004 and agree with the statements relating solely to Jonathon P. Reuben CPA, An Accountancy Corporation, contained therein.

/s/	JONATHON P. REUBEN CPA
Jonathon P. Reuben CPA
An Accountancy Corporation
Torrance, CA 90505